COMPOSITE

                             CERTIFICATE OF INCORPORATION

                                          OF

                         MID ATLANTIC MEDICAL SERVICES, INC.

                                 AS OF APRIL 20, 1995


          THIS IS TO CERTIFY:



                    FIRST:  The undersigned, whose name and mailing address

          is Gregory T. Nojeim, Kirkpatrick and Lockhart, 1900 M Street,

          N.W., Washington, D.C. 20036, being at least eighteen years of age, does hereby act as incorporator for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware.



                    SECOND:  The name of the corporation is Mid Atlantic

          Medical Services, Inc.



                    THIRD:  The nature of the business and purposes to be

          conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General

          Corporation Law, including, but not limited to, the ownership of entities operating a Health Maintenance Organization and an

          Individual Practice Association and other managed health care products and programs.






          DC-192632.1





                    FOURTH:  The name and address of the Registered Agent

          and Registered office in Delaware is United States Corporation

          Company, 229 South State Street, Dover, Delaware 19901 in the

          county of Kent.  Said Resident Agent is a resident of the State of Delaware actually residing therein.



                    FIFTH:  The address of the principal office of the

          corporation in Delaware is 229 South State Street, Dover,

          Delaware 19901 in the county of Kent.



                    SIXTH:  The aggregate and total number of shares of

          common stock of all classes that this Corporation is authorized to issue is one hundred million (100,000,000).  All of such shares are common stock with a par value each of One Cent ($.01).

          The Corporation is also authorized to issue one million

          (1,000,000) shares of preferred stock, which shall not be

          convertible into common stock, but will have such other rights,

          voting powers, restrictions, and limitations as to dividends as the Corporation's Board of Directors may later determine.  Said preferred shares shall have a par value of One Cent ($0.01) each.



                    SEVENTH:  The number of directors comprising the full

          Board of Directors of the corporation, except the first board,

          shall be established in accordance with the By-Laws of the corporation.  The number of directors comprising the board may be increased or decreased from time to time pursuant to the By-Laws







          of the corporation except for the first board, but the number of directors shall never be fewer than five (5).



                    The names of the twenty-three (23) directors who shall

          comprise the first Board of Directors, to remain in office until the first annual meeting or until their successors are duly chosen and qualify, are:



          1.   Morris S. Albert, M.D.   13.  Peter L. Flaherty, Jr., M.D.

          2.   Benjamin Avrunin, M.D.   14.  John L. Ford, M.D.

          3.   J. Fred Baker, M.D.      15.  I. Sidney Jaffee, M.D.

          4.   Jerome P. Baroch, Jr.    16.  Thomas E. Kasper, M.D.

          5.   Horace W. Bernton, M.D.  17.  T. Dale Lowe

          6.   Francis C. Bruno, M.D.   18.  Gino A. Nalli

          7.   Don B. Cameron, M.D.     19.  Lawrence F. Pignone

          8.   Fredric K. Cantor, M.D.  20.  Kline Price, Jr., M.D.

          9.   Charles Clark, M.D.      21.  James F. Rosborough, Jr., M.D.

          10.  Leroy E. Cohen, M.D.     22.  G. Stuart Scott, M.D.

          11.  Stanley M. Dahlman       23.  Ronald D. West

          12.  Wilfred R. Ehrmantraut, M.D.



                    EIGHTH:  Directors may be removed, with or without

          cause, by the holders of two-thirds of the shares then entitled to vote at an election of the directors, or for cause by an affirmative vote of the entire Board of Directors at any regular or special meeting of the Board of Directors.







                    NINTH:  The corporation shall indemnify its officers,

          directors, employees and agents in the manner and to the extent provided in the By-Laws of the corporation.  No director of the corporation shall be liable to the corporation or its

          stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its

          stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation

          Law, or (iv) for any transaction from which the director derived an improper personal benefit.



                    TENTH:  The Board of Directors may make, alter, or

          repeal the By-Laws of the corporation.



                    ELEVENTH:  Until June 30, 1987, or such earlier date as

          the Board of Directors of the corporation may specify, the following provisions shall apply:

               (a)  No person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 16% of the common stock of the corporation.

               (b)  In the event shares are acquired in violation of this

               Article Eleventh, all shares beneficially owned by any

               person in excess of 16% shall be considered "excess shares"

               and (1) shall cease immediately to be entitled to voting







               rights of any kind and shall not be considered as

               outstanding shares for voting or quorum purposes and (2) all dividends and other distributions payable with respect to

               such excess shares shall not be paid or distributed to the holder of record thereof or his agent and shall be

               forfeited.

               (c)  In the event shares are acquired in violation of this

               Article, the corporation may, but shall not be required to,

               redeem such excess shares at the option of the Board of

               Directors of the corporation in accordance with this

               paragraph.  In the event the Board of Directors determines to redeem such excess shares, the corporation shall redeem such shares at their book value, determined by the

               accountants of the corporation based on the corporation's

               most recently audited balance sheet.  If the Board of

               Directors determines to redeem such shares, it shall send

               the record holder thereof a notice (to the address of such holder set forth in the records of the corporation by post-

               paid first class certified mail) to such effect and the

               holder thereof shall be required to tender such excess

               shares to the corporation, and the corporation shall be

               required to redeem such excess shares, within 10 days after the date of mailing of such notice.  Excess shares may not be redeemed by the corporation after the period specified in the beginning of this Article.









               (d)  The term "person" includes an individual, a group

               acting in concert, a corporation, a partnership, an

               association, a joint stock company, a trust, an

               unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring,

               holding or disposing of the common stock of the corporation.

               (e)  The term "offer" includes every offer to buy or

               otherwise acquire, solicitation of an offer to sell, tender offer for or request invitation for tenders of, the common stock of the corporation or an interest in such common stock for value.

               (f)  The term "acquire" includes every type of acquisition whether affected by purchase exchange, operation of law or otherwise.

               (g)  The term "acting in concert" means (i) knowing

               participation in a joint activity or conscious parallel

               action toward a common goal whether or not pursuant to an

               express agreement or (ii) a combination or pooling of voting or other interest in the common stock of the corporation for a common purpose pursuant to any contract, understanding,

               relationship agreement or other arrangement, whether written or otherwise.















                    TWELFTH:



                         (a)  Vote Required for Certain Business

          Combinations.  The affirmative vote of not less than 75 percent of the outstanding shares of "Voting Stock" (as hereinafter defined) held by stockholders other than an "Interested Person"

          (as hereinafter defined) shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) of the corporation with any Interested Person; provided,

          however, that the 75 percent voting requirement shall not be applicable if:

                              (1)  the "Disinterested Directors" (as

          hereinafter defined) of the corporation have expressly approved such Business Combination either in advance of or subsequent to such Interested Person's having become an Interested Person; or

                              (2)  the following requirements are

          satisfied:  (i) the cash or Fair Market Value (as hereinafter defined) of the property, securities or "Other Consideration" (as hereinafter defined) per share to be received by holders of the

          Voting Stock of the corporation in the Business Combination is not less than the "Fair Price" (as hereinafter defined) of such share of Voting Stock of the corporation; and (ii) the Interested

          Person shall not have received the benefit, directly or

          indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial

          assistance or any tax credits or other tax advantages provided by







          the corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and (iii) a proxy or information statement describing the proposed Business

          Combination and complying with the requirements of the Securities

          Exchange Act of 1934 ("Exchange Act") and the General Rules and

          Regulations thereunder shall be mailed to the stockholders of the corporation at least 30 days prior to the consummation of a

          Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act).

                         (b)  Tender for Remaining Shares.  Every

          Interested Person, within 60 days of the date they became an

          Interested Person, must offer to purchase all of the outstanding shares of capital stock of the corporation at the Fair Price of such stock unless a majority of the Disinterested Directors have expressly approved in advance the transaction through which the

          Interested Person became an Interested Person.  The tender offer must comply with the Exchange Act and applicable General Rules and Regulations thereunder, notwithstanding that such Act or such

          Rules and Regulations may not require such compliance.  The expenses of making the tender offer shall be borne in whole by the Interested Person.  Consideration due a shareholder who tenders a share of the corporation's capital stock in response to such tender offer shall be paid within 60 days of the date on which such stock is tendered.

                         (c)  Definitions.  The following definitions shall

          apply to certain words and terms used in this Article TWELFTH:







                              (1)  Business Combination.  The term

          "Business Combination" means (i) any merger or consolidation of the corporation or an "Affiliate" (as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect at the date of the adoption of this Article TWELFTH by the stockholders of the corporation) of the corporation with or into an Interested Person, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or any "Substantial Part" (as hereinafter defined) of the assets either of the corporation

          (including without limitation, any voting securities of an

          Affiliate) or of an Affiliate of the corporation to an Interested

          Person, (iii) any merger or consolidation of an Interested Person with or into the corporation or an Affiliate of the corporation,

          (iv) any sale, lease, exchange, transfer or other disposition,

          including without limitation, a mortgage or other security device, of all or any Substantial Part of the assets of an

          Interested Person to the corporation or an Affiliate of the corporation, (v) the issuance or transfer by the corporation or any Affiliate of the corporation of any securities of the

          corporation or of an Affiliate of the corporation to an

          Interested Person, (vi) any reclassification of securities,

          recapitalization, merger or consolidation of the corporation with any of its Affiliates, or other comparable transaction involving the corporation that would have the effect of increasing the voting power of any Interested Person with respect to Voting







          Stock of the corporation, (vii) any plan or proposal for the liquidation or dissolution of the corporation or of an Affiliate of the corporation proposed by or on behalf of an Interested

          Person, and (viii) any agreement, contract or other arrangement providing for any of the transactions described in this

          definition of Business Combination.

                              (2)  Interested Person.  The term "Interested

          Person" means and includes any individual, corporation,

          partnership or other person or entity which, together with its

          Affiliates and "Associates" (as defined in Rule 12b-2 of the

          General Rules and Regulations under the Exchange Act as in effect at the date of the adoption of this Article TWELFTH by the stockholders of the corporation), is the "Beneficial Owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect at the date of the adoption of this

          Article TWELFTH by the stockholders of the corporation) of in the aggregate 25 percent or more of the outstanding shares of Voting

          Stock of the corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.  Notwithstanding paragraph three (3) of this section (c),

          any share of Voting Stock of the corporation that any Interested

          Person has the right to acquire at any time (notwithstanding that

          Rule 13d-3 of the General Rules and Regulations under the

          Exchange Act deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or







          options, or otherwise, shall be deemed to be beneficially owned by the Interested Person and to be outstanding for purposes of this definition.  An Interested Person shall be deemed to have acquired a share of the Voting Stock of the corporation at the time when such Interested Person became the Beneficial Owner thereof.

                              (3)  Voting Stock.  The term "Voting Stock"

          means all of the outstanding shares of common stock of the corporation and any outstanding shares of preferred stock of the corporation entitled to vote on each matter on which the holders of record of common stock of the corporation shall be entitled to vote, and each reference to a proportion of shares of Voting

          Stock shall refer to such proportion of the votes entitled to be cast by such shares voting together as a single class.

                              (4)  Disinterested Director.  The term

          "Disinterested Director" means a director who is unaffiliated with an Interested Person and who (i) was a member of the Board of Directors of the corporation immediately prior to the time that the Interested Person involved in a Business Combination became an Interested Person, or (ii) was elected or appointed to fill a vacancy after the date the Interested Person became an

          Interested Person by a majority of the Disinterested Directors then on the Board of Directors, or (iii) was recommended to succeed a Disinterested Director by a majority of the

          Disinterested Directors then on the Board of Directors.









                              (5)  Fair Price.  The term "Fair Price" means

          with respect to each class and series of capital stock of the corporation, the highest of (i) the amount determined by a majority of the Continuing Directors to be the highest per share price or price equivalent paid at any time by the Interested

          Person for any share or shares of that class and series of capital stock of the corporation, or (ii) the Fair Market Value of the stock, or, (iii) if applicable, the highest preferential amount per share to which holders of shares of such class or series of capital stock are entitled in the event of any

          liquidation, dissolution or winding up of the corporation.  In determining the Fair Price, all purchases by the Interested

          Person shall be taken into account regardless of whether the shares were purchased before or after the Interested Person became an Interested Person.  Also, the Fair Price includes any brokerage commissions, transfer taxes and soliciting dealers'

          fees paid by the Interested Person with respect to the shares of capital stock of the corporation acquired by the Interested

          Person.  The Fair Price of capital stock of the corporation purchased by an Interested Person also includes interest

          compounded annually from the date an Interested Person became an

          Interested Person through the date the Business Combination is consummated at the publicly announced prime rate of interest of

          Equitable Bank, N.A., Baltimore, Maryland less the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid in other than cash on each share of capital







          stock in the same time period, in an amount up to but not

          exceeding the amount of interest so payable per share of capital stock.  The consideration to be received by holders of a

          particular class and series of outstanding capital stock shall be, at the option of each stockholder of the corporation, in cash or in the form of consideration the Interested Person used to acquire the largest number of shares of such class and series of capital stock previously acquired by it.  The price determined in accordance with this paragraph shall be subject to appropriate adjustment in the event of any stock dividend, stock split,

          combination of shares or similar event.

                              (6)  Fair Market Value.  The term "Fair

          Market Value" means in the case of securities, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such security on the Composite

          Tape for New York Stock Exchange Listed Securities, or, if such security is not listed on such exchange, on the principal United

          States securities exchange registered under the Securities

          Exchange Act of 1934 on which such security is listed, or, if such security is not listed on any such exchange, the highest closing bid quotation with respect to such security during the

          30-day period preceding the date in question on the National

          Association of Securities Dealers, Inc. Automated Quotations

          System or any system then in use, or if no such quotations are available, the value on the date in question of the security as determined by the Board of Directors in good faith.  The Fair







          Market Value of property other than cash or stock shall be as determined by the Board of Directors in good faith.  In the case of Business Combinations, the Fair Market Value, as determined above, shall be determined with reference to higher of the fair market value on the date the Interested Person became an

          Interested Person or on the date of the first public announcement of the Business Combination.  In the case of Tenders for

          Remaining Shares, the Fair Market Value, as determined above,

          shall be determined with reference to the higher of the fair market value on the date the Interested Person became an

          Interested Person or on the last business day before the date upon which the Interested Person makes the tender offer.

                              (7)  Substantial Part.  The term "Substantial

          Part" means more than 20 percent of the Fair Market Value of the total consolidated assets of the corporation and its Affiliates taken as a whole as of the end of its most recent fiscal year ended prior to the date the termination is being made.

                              (8)  Other Consideration.  The term "Other

          Consideration" includes, without limitation, common stock or other capital stock of the corporation retained by its existing stockholders other than Interested Persons or other parties to such Business Combination in the event of a Business Combination in which the corporation is the surviving corporation.

                         (d)  Fiduciary Obligations of Interested Persons.

          Nothing contained in this Article TWELFTH shall be construed to









          relieve any Interested Person from any fiduciary obligation imposed by law.

                         (e)  Determinations by the Disinterested

          Directors.  In making any determinations, the Disinterested

          Directors may, at the expense of the corporation, engage such persons, including investment banking firms and the independent accountants who have reported on the most recent financial statements of the corporation, and utilize employees and agents of the corporation, who will, in the judgment of the

          Disinterested Directors, be of assistance to the Disinterested

          Directors.  Any determinations made by the Disinterested

          Directors, acting in good faith on the basis of such information and assistance as was then reasonably available for such

          purposes, shall be conclusive and binding upon the corporation and its stockholders, including any Interested Person.

                         (f)  Amendments to This Article.  Notwithstanding

          any other provision of this certificate of incorporation or the

          By-Laws of the corporation and notwithstanding that absent this provision, a lesser percentage may be sufficient under applicable law, the affirmative vote of not less than 75 percent of the

          Voting Stock held by stockholders other than an Interested Person shall be required to amend, repeal or adopt any provisions inconsistent with this Article TWELFTH.



               I, the undersigned, being the incorporator before named for the purpose of forming a corporation pursuant to the General







          Corporation law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereto set my hand this 3rd day of October 1986.



                                             Greg Nojeim
                                             _________________________
                                             Incorporator







































